UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2007

VONAGE HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32887	11-3547680
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23 Main Street, Holmdel, NJ	07733
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 528-2600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

On April 12, 2007, Vonage Holdings Corp. (the “Company”) announced certain preliminary financial results for the quarter ended March 31, 2007. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 2.02 of this Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

The Company is making reference to non-GAAP financial information in both the press release and a related conference call. A reconciliation of the non-GAAP financial measure to the comparable GAAP financial measure is contained in the attached press release.

Item 2.05. Costs Associated with Exit or Disposal Activities

On April 11, 2007, the Company determined to reduce its total workforce in the second quarter of 2007 to reduce costs and improve efficiency. The Company anticipates incurring a restructuring charge of approximately $5.0 million, all of which would be for one-time employee termination benefits. This charge will be expensed in the second quarter of 2007 and would result in cash payments of approximately $5.0 million during 2007.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 12, 2007, the Company announced that Michael Snyder stepped down from his position as Chief Executive Officer and resigned from the Company’s Board of Directors, effective April 11, 2007. The Company also announced that Jeffrey A. Citron, the Company’s Chairman and Chief Strategist has been appointed, effective April 11, 2007, as the Company’s interim Chief Executive Officer and is expected to serve on a short-term basis. In addition, the Company will immediately commence a search for Mr. Snyder’s replacement.

Mr. Citron, age 36, was the Company’s Chairman and Chief Executive Officer from January 2001 through February 2006. He resigned from his position as Chief Executive Officer and became the Company’s Chief Strategist in February 2006. In 1995, Mr. Citron founded The Island ECN, a computerized trading system designed to automate the order execution process. Mr. Citron became the Chairman and CEO of Datek Online Holdings Corp. in February 1998 and departed The Island ECN and Datek in October 1999.

There are no family relationships between Mr. Citron and any other executive officer or director of the Company.

Certain of the Company’s employees have traveled for business on aircraft owned by New World Aviation, Inc., a corporation wholly owned by Mr. Citron and his wife. In 2006, the Company paid New World Aviation an aggregate of $216,312 for travel by the Company’s employees, including Mr. Citron.

In April 2005, the Company and the holders of all of its formerly outstanding series of its convertible preferred stock entered into a third amended and restated investors’ rights agreement. Mr. Citron is a holder of the Company’s formerly outstanding convertible preferred stock.

Under the agreement, as amended in November 2006, upon the request of the holders of at least 33 1/3% of the common stock issued upon conversion of the Company’s formerly outstanding Series E convertible preferred stock, the Company would be required to file as promptly as practicable a registration statement on Form S-1 covering the resale of certain shares of its common stock that were issued upon conversion of its formerly outstanding Series B, C, D and E convertible preferred stock. The Company would be required to use all commercially reasonable efforts to cause such registration statement to become effective as promptly as practicable and remain effective and available for use until April 27, 2007. If the registration statement is not declared effective by the SEC prior to April 27, 2007, the Company would no longer be obligated to cause such registration statement to become effective. If requested by the former holders of the Company’s Series B, C, D or E convertible preferred stock, the Company will effect, subject to certain terms and conditions, a registration statement on Form S-3, if it is available, to facilitate the sale and distribution of the shares of common stock issued upon the conversion of the Series B, C, D and E convertible preferred stock. Further, these holders have the right to demand of the Company, subject to certain terms and conditions, that the Company registers the shares of common stock issued or issuable upon the conversion of their shares of convertible preferred stock after April 1, 2007 or 120 days after this offering, whichever is earlier, under the Securities Act of 1933, as amended (the “Securities Act”). Finally, if the Company proposes to register any of its capital stock under the Securities Act, the holders of all series of the Company’s convertible preferred stock will be entitled to customary “piggyback” registration rights.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

The following exhibit relating to Item 2.02 shall be deemed to be furnished, and not filed:

99.1 Press Release issued by Vonage Holdings Corp. on April 12, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VONAGE HOLDINGS CORP.

Date: April 12, 2007	By:	/s/ Sharon A. O’Leary
Sharon A. O’Leary Executive Vice President, Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit No.:	Description:
99.1	Press release issued by Vonage Holdings Corp. on April 12, 2007.